Exhibit 21.1

List of Subsidiaries

DreamWorks Animation L.L.C.

DreamWorks Animation Home Entertainment, Inc.

DreamWorks Animation Home Entertainment, L.L.C.

DreamWorks Animation International Services, Inc.

DreamWorks Animation Live Theatrical Productions, LLC

DreamWorks Animation Online, Inc.

DreamWorks, Inc.

DreamWorks Post-Production L.L.C.

DW Animation Studios India Private Limited

DWA Finance I L.L.C.

DWA Glendale Properties, LLC

DWA Live Stage Development LLC

DWT Shrek Tour One, Inc.

Pacific Data Images, Inc.

Pacific Data Images L.L.C.

Pacific Productions L.L.C.

Portkey Limited